                                                                   Exhibit 10.12

THE REGISTRANT HAS REQUESTED CONFIDENTIAL TREATMENT FOR CERTAIN PORTIONS OF THIS AGREEMENT. THOSE PORTIONS HAVE BEEN OMITTED FROM THIS COPY OF THE AGREEMENT AT THE PLACES INDICATED BY DOUBLE ASTERISKS (**) AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    CENTOCOR

           244 GREAT VALLEY PARKWAY, MALVERN, PA 19355 (215) 296-4488
                                 TELEX: 173-190
                              FAX: (215) 644-7558


                       UNIVERSITY OF ARKANSAS - CENTOCOR
                         RESEARCH AND LICENSE AGREEMENT
                         ------------------------------


     This agreement is made as of the 1st of February 1990 (hereinafter
                                      ---    --------
"Effective Date") between

                                 Centocor, Inc.
                            244 Great Valley Parkway
                          Malvern, Pennsylvania 19355,
                         a corporation of Pennsylvania,
                            (hereinafter "CENTOCOR")

                                      AND

                             University of Arkansas
                                   Suite 601
                          1123 South University Avenue
                          Little Rock, Arkansas 77204
                               (hereinafter "UA")

             on behalf of the Laboratory of Dr. Timothy J. O'Brien
                          (hereinafter "Dr. O'Brien").

                             W I T N E S S E T H :

     WHEREAS, UA presently possesses certain know-how in the field of antibodies preferentially reactive with antigens having the epitope recognized by OC 125 and the use of such antibodies for in vitro diagnostic, prophylactic and
                                   -- -----
therapeutic purposes (hereinafter "Field"); and

     WHEREAS, UA on behalf of Dr. O'Brien, is desirous of and prepared to continue research in said Field (hereinafter "research") which may lead to the development of commercial applications; and

     WHEREAS, CENTOCOR is prepared to provide financial support to UA for such Research by Dr. O'Brien at UA, providing it receives certain license and/or option rights under inventions, patents and/or know-how in said Field; and

     WHEREAS, UA represents that it has full rights by assignment to inventions, patents and know-how in the Field and wishes to have such inventions and know-how perfected and marketed at the earliest possible time in order that products resulting therefrom might be available for public use and benefit; and

     WHEREAS, UA represents and warrants to CENTOCOR that, (i) it has full right and authority to enter into this Agreement without consent or approval of any third person, and (ii) it is not subject to any restrictions other than those set forth in Exhibit B attached hereto which would prevent or impair the grant to CENTOCOR of the licenses granted hereby, the exercise by CENTOCOR of any options to obtain licenses or the exercise by CENTOCOR of such licenses, other than those imposed upon UA by its grantee and/or contractor status under government, philanthropic or non-profit sponsorship.

E.AGR.ARKANSAS.R&L                   - 2 -

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, CENTOCOR and UA agree as follows:

                    ARTICLE I - PLAN FOR RESEARCH AND BUDGET
                    ----------------------------------------

     1.01 For the year ending January 31, 1991, CENTOCOR agrees, as set forth
                              ----------     -
below, to pay to UA funds to support the Research relating to the above-mentioned Field and UA agrees to supply the services of requisite personnel and to furnish the necessary facilities and to carry out such Research all according to a Plan for Research and Budget agreed upon by CENTOCOR and UA as set forth in
Article 1.02.

     1.02 The Plan for Research and the Budget for the first (1st) Agreement Year is set forth in Appendix A hereto. At its sole option, UA shall submit to CENTOCOR a proposed Plan for Research and Budget for the Agreement Year following the first anniversary of the Effective Date of this Agreement (an Agreement Year being defined to mean the twelve-month period commencing with the Effective Date or anniversary thereof). The proposed Plan for Research and Budget for the second (2nd) Agreement Year shall be submitted by UA to CENTOCOR ninety (90) days prior to the first anniversary of the Effective Date. The parties will negotiate in good faith and use their best efforts to finalize the proposed Plan for Research. CENTOCOR shall notify UA in writing thirty (30) days prior to the beginning of the subsequent Agreement Year if it shall accept the Plan for Research submitted by UA. If CENTOCOR and UA

E.AGR.ARKANSAS.R&L                   - 3 -
are not able to agree upon the Research Plan, CENTOCOR shall be able to terminate, at Centocor's sole discretion, the Research hereunder by providing notice to UA thirty (30) days prior to the beginning of the subsequent Agreement Year that it will not provide any further support for the Research, and the Agreement shall be terminated pursuant to Article IX.

     1.03 For as long as Dr. O'Brien remains at UA pursuant to the provisions of this Agreement, such Research by UA as funded under this Agreement shall be under the direction of Dr. O'Brien. In addition, Dr. O'Brien will not conduct research in the Field for other commercial organizations during the term of this Agreement for so long as Centocor is funding Research hereunder without prior written notice to CENTOCOR pursuant to Article 8.01 hereof.

     1.04 In the event that the services of Dr. O'Brien, become for any reason unavailable during the course of this Agreement, UA shall have ninety (90) days within which to provide a replacement principal investigator who shall be acceptable to CENTOCOR. CENTOCOR shall not unreasonably withhold acceptance of such replacement. In the event that no such replacement is provided, the obligations of CENTOCOR to fund the Agreement shall cease.

                           ARTICLE II - REPORTS BY UA
                           --------------------------

     2.01 UA shall, upon each anniversary of the Effective Date, provide a written report, prepared by Dr. O'Brien, which presents a brief summary of the Research conducted and the results obtained during the preceding twelve (12)

E.AGR.ARKANSAS.R&L                   - 4 -
months regarding its work in the Field. In the event of termination of the Agreement, CENTOCOR shall receive a complete detailed report of the work carried out and funded by this Agreement.

     2.02 If rights to any of UA's inventions and/or know-how in the Field are partially or wholly owned or restricted by governments, government agencies, or any institutions under government control, UA hereby agrees to comply with all applicable statutes and regulations pertaining to such government rights. Such restrictions to the disposition of rights by UA, if any, are specified in Appendix B herein. UA further agrees to promptly notify CENTOCOR of any reports, communications, or actions undertaken with regard to such government rights pertaining to this Agreement.

                       ARTICLE III - PAYMENTS BY CENTOCOR
                       ----------------------------------

     3.01 In consideration of the rights granted hereunder, CENTOCOR shall pay
to UA              [**]       dollars [**]    in the first Agreement Year in
support of the Research to be conducted in such year, payable at quarterly
intervals.  Centocor shall also pay to UA       [**]      dollars    [**]
within thirty (30) days of Effective Date as an upfront license fee.

     3.02 Subject to the provisions of Article 1.02, the second and third Agreement Years shall be funded at levels specified in the approved Research Plan and Budget for each Agreement Year, and payments shall be made quarterly.

E.AGR.ARKANSAS.R&L                   - 5 -

             ARTICLE IV ---ESTABLISHMENT OF UA PROPRIETARY POSITION
             ------------------------------------------------------

     4.01 UA agrees to establish a proprietary position in the Field to the extent possible by (i) applying, as required by Article 4.03, for patents in the United States and abroad on inventions conceived and/or reduced to practice arising from this Research; (ii) maintaining information which is generated as confidential know-how except to the extent that rights are reserved under
Article 4.09 (ii), (iii) obtaining title to inventions funded by Government or third party support, whenever possible and (iv) diligently protecting its patent rights from infringement. The choice of patent counsel shall be agreeable to both UA and CENTOCOR.

     4.02 During the term of this Agreement, for inventions in the Field which are conceived by UA inventors, UA inventors shall assign their rights to UA. For inventions in the Field which are conceived by CENTOCOR inventors, CENTOCOR inventors shall assign their rights to CENTOCOR. For inventions in the Field which are jointly conceived by UA and CENTOCOR inventors, UA inventors shall assign their rights to UA and CENTOCOR inventors shall assign their rights to CENTOCOR.

     4.03 UA shall promptly advise CENTOCOR, in writing, of each invention conceived and/or reduced to practice arising from this Research.
Representatives of UA and CENTOCOR shall then discuss whether a patent application or applications, pertaining to such invention, should be filed

E.AGR.ARKANSAS.R&L                   - 6 -
and in which countries such application or applications should be filed. Applications assigned solely to UA shall be filed by UA; applications assigned solely to CENTOCOR shall be filed by CENTOCOR, and jointly assigned applications shall be filed as mutually agreed upon by the parties.

     4.04 All patent costs incurred by UA, including, without limitation, the costs of preparing, filing, prosecuting (including mutually agreed upon interferences or oppositions), issuing or maintaining patent rights claiming an invention filed by mutual agreement of the parties after the Effective Date shall be reimbursed by CENTOCOR upon the receipt of UA's notice of payment of
such costs.  Such reimbursement shall be   [**]   percent   [**] creditable
against future royalty payments due UA from CENTOCOR, however, such credit shall
not exceed [**]  percent [**]   of the royalties payable in any one payment
period. Such credits may be accrued and carried forward by Centocor until such time as they may be taken in accordance with the foregoing sentence.

     4.05 With respect to any patent application filed by mutual agreement of the parties, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to CENTOCOR sufficiently prior to the filing of such application, response or request to allow for review and comment by CENTOCOR.

     4.06 In the event CENTOCOR is not interested in having a patent application filed with respect to a particular

E.AGR.ARKANSAS.R&L                   - 7 -
invention in a particular country, CENTOCOR shall advise UA of such fact within ninety (90) days from the date on which the invention was disclosed to CENTOCOR by UA or sooner if necessary to avoid the loss of patent rights. UA, at its own expense, may then file and prosecute such patent application in any country where CENTOCOR elects not to file.

     4.07 In the event that UA does not wish to file a patent application with respect to a particular invention or does not wish to file patent applications with respect to specific countries, it shall without delay notify CENTOCOR, and CENTOCOR shall be free, where not contrary to United States law, to file at its expense, patent applications in the name of UA, if necessary, and UA shall render CENTOCOR, at CENTOCOR's expense, all necessary assistance in order to facilitate such filing.

     4.08 CENTOCOR shall have the right to have all of the Research conducted and funded hereunder reviewed by patent counsel of its choice subject to the provisions of Articles 4.01 and 4.03.

     4.09 UA recognizes that during the course of this Agreement it may, on behalf of Dr. O'Brien, acquire from CENTOCOR trade secrets or information which is confidential to CENTOCOR. CENTOCOR has a period of thirty (30) days after the exchange of information: to notify Dr. O'Brien as to whether said information given to UA is to be considered confidential. Accordingly, UA agrees as follows: (i) UA will not, for a period of five (5) years from the receipt of such information, disclose any information or knowledge received from CENTOCOR which has been so designated as being secret and confidential,

E.AGR.ARKANSAS.R&L                   - 8 -
except to the extent that such information was previously known to UA as shown by its written records or except to the extent that such information is or becomes available to the public without fault on the part of UA; (ii) UA and its employees shall have the rights to publish or otherwise publicly disclose information gained in the course of the Agreement subject to the provisions of
Article 4.09 (i) hereof, provided it gives CENTOCOR a draft of the disclosure (manuscript or abstract) at least sixty (60) days in advance of such publication.

     4.10 UA retains the right to use any of the cell lines, antibodies or their improvements licensed to CENTOCOR hereunder, free of cost, for its own research and to distribute the antibodies to other institutions engaged in noncommercial research, free of cost, under a written agreement that the use will be restricted to non-commercial research and that materials provided will not be transferred or communicated to any third person for any reason.

                        ARTICLE V - LICENSE TO CENTOCOR
                        -------------------------------

     5.01 In view of CENTOCOR's support for research hereunder, UA hereby grants to CENTOCOR and CENTOCOR hereby accepts an exclusive, world-wide, royalty-bearing license with the right to grant sublicenses, under any and all patent rights and know-how owned by UA relating to cell lines or hybridomas developed by or under the direction of or in collaboration with Dr. Timothy O'Brien which produce antibodies directed against antigens having the epitope recognized by OC 125 (the "Licensed Field") and the exclusive right to use said cell lines or hybridomas for the purpose of

E.AGR.ARKANSAS.R&L                   - 9 -
making, having made, using and/or selling products for in-vitro diagnostic application. Such exclusive license and right shall be for a period fifteen
(15) years or the life of any and all UA-owned rights in the Licensed Field,
whichever is greater.  The royalty rate shall be   [**]   percent  [**]  of the
NET selling price of products utilizing any UA rights licensed to Centocor herein. NET selling price shall be defined to mean the sales price of products actually charged by CENTOCOR, its affiliates, or licensees for sales of products on which a royalty is owed to UA hereunder, after deduction of customary trade and quantity discounts actually allowed, credits or refunds actually allowed for spoiled, damaged, outdated, or returned goods, sales and other excise taxes imposed and paid directly with respect to the sales, and transportation costs to the extent separately invoiced.

     5.02 UA further grants to CENTOCOR hereunder a right of first refusal to obtain an exclusive worldwide royalty bearing license in the Field to make, have made, use and/or sell products for in-vivo diagnostic or therapeutic applications. Said option shall be exercisable at Centocor's sole discretion
during the    [**]   period commencing with the date of receipt by CENTOCOR from
UA of a viable cell line in Licensed Field upon payment to UA of   [**]  .  The
royalty rate for such in-vivo products shall be [**] percent [**] of the NET selling price.

     5.03 If CENTOCOR makes payment to one or more third parties under patents and/or know-how which CENTOCOR reasonably believes covers a product or process licensed hereunder, the payments due under this Agreement shall be reduced by the amount of payments actually owed to said third parties by

E.AGR.ARKANSAS.R&L                   - 10 -

CENTOCOR; providing, however, that the payments from CENTOCOR to UA due under this Agreement shall not be reduced, in any event, to less than [**] percent [**] of the royalties that would have been due in any period except for such payments to said third parties. The return by any such third parties of any payments to CENTOCOR because of an invalidated third-party patent shall be paid to UA in an amount necessary to restore any such reduced royalty payments.

5.04 In the event CENTOCOR or a sublicensee of CENTOCOR incurs attorney fees and related legal expenses in judicial or administrative proceedings based upon allegations of infringement of third party patents or know-how as a result of the exercise of rights hereunder, or in the enforcement or defense of patents or technology licenses hereunder, all such expenses will be offset against future royalties due from CENTOCOR under this Agreement provided that such offsets do
not exceed [**]   percent [**] of the royalties due in any period.

                      ARTICLE VI - COMMERCIAL DEVELOPMENT
                      -----------------------------------

     6.01 CENTOCOR shall use all reasonable efforts, including such efforts of any or all of its affiliates and licensees, to develop, manufacture and distribute commercially feasible products utilizing rights licensed to Centocor hereunder throughout the world.

     6.02 At intervals no longer than every twelve (12) months, CENTOCOR shall report in writing to UA on progress made toward commercialization,

E.AGR.ARKANSAS.R&L                   - 11 -
manufacturing and distribution of the products and royalties earned thereon, and if at any time progress is not considered reasonable, UA may give notice to CENTOCOR that CENTOCOR is in default and according to the provisions of Article 9.02, CENTOCOR shall formulate a plan and notify UA of such plan within thirty
(30) days of receipt of such notice to cure such default. Approval of such plan by UA shall be deemed to cure any such default pursuant to Article 9.02.

     6.03 CENTOCOR agrees to use nomenclature specified by Dr. O'Brien, unless otherwise authorized in writing by UA, to identify the hybridomas for the purposes of publication, promotion and commercial development of the hybridomas, but shall not identify either UA, nor Dr. 0'Brien, nor his UA collaborators as being the source of the antibodies and/or hybridomas; except that any publication may refer to the published record.

                        ARTICLE VII - EFFECTIVE AND TERM
                        --------------------------------

     7.01 This Agreement shall become effective on the day and year first above written and, unless previously terminated in accordance with any provisions hereof, shall remain in full force and effect for the term set forth in Article V hereof.

                ARTICLE VIII - CENTOCOR'S RIGHT OF FIRST REFUSAL
                ------------------------------------------------

     8.01 Prior to Dr. O'Brien initiating any other commercial program involving research in the Field, CENTOCOR shall have a right of first

E.AGR.ARKANSAS.R&L                   - 12 -
refusal to support said other program on terms to be determined by good faith negotiations between the parties or upon the same terms and conditions that any third party has agreed to and to thereby receive the same benefits as UA had agreed to provide in return for said third party's support. CENTOCOR shall provide written notice to UA within one (1) month of such notification stating whether CENTOCOR wishes to exercise this right of first refusal.

                            ARTICLE IX - TERMINATION
                            ------------------------

     9.01 UA, shall have the right to terminate the obligation to perform Research under this Agreement by giving at least thirty (30) days notice thereof in writing to CENTOCOR, and upon the giving of such notice, UA's obligation to perform Research hereunder shall terminate as of such date. In the event of such termination by UA or in the event of termination by CENTOCOR under Article
1.02 or 1.04 hereof: (i) CENTOCOR's obligation to fund in whole or in part the terminated Research shall be limited to so much thereof as shall have been conducted prior to such termination; (ii) Upon CENTOCOR's written request thirty
(30) days next following the date of the termination, UA, shall disclose to CENTOCOR all research information funded by this Agreement which shall be in its possession at such date which relates to the terminated Research and, (iii) UA shall grant to CENTOCOR the right of first refusal to license each hybridoma, issued patent or patent application resulting from the Research, subsequent to the date of notice of termination as set forth in (ii) above.

E.AGR.ARKANSAS.R&L                   - 13 -

     9.02 Failure by UA or CENTOCOR to comply with any of the respective obligations and conditions contained in this Agreement shall entitle the other party to give to the party in default notice requiring it to cure such default. If such default is not cured or a plan for cure has not been approved, such approval to not be unreasonably withheld, within ninety (90) days after receipt of such notice, the notifying party shall be entitled (without prejudice to any of the other rights conferred on it by this Agreement) to terminate this Agreement by giving notice to take effect immediately. The right of either party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

     9.03 In the event that one of the parties shall go into liquidation, or a receiver, custodian or trustee be appointed for the property or estate of that party, or the party makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of that party, or otherwise, the other party shall be entitled to terminate this Agreement forthwith by giving written notice to the first party.

     9.04 Termination or expiration of the Agreement, other than under Articles
9.02 and 9.03, shall not affect rights and obligations of either party or the licenses granted under Article V.

     9.05 If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of Force Majeure

E.AGR.ARKANSAS.R&L                   - 14 -
including an act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The party invoking such Force Majeure rights under this Article must notify the other party by registered letter within a period of fifteen (15) days, from the first and the last day of the Force Majeure unless the Force Majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the Force Majeure exceeds six (6) months, the injured party may terminate this Agreement as per the conditions stipulated herein.

                          ARTICLE X - INDEMNIFICATION
                          ---------------------------

     10.01 CENTOCOR shall indemnify UA from and against any claims, demands, or causes of action on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from Centocor's exercise or practice of the license granted hereunder; provided, however, that such obligation to indemnify UA shall not extend to any claim, demand, or cause of action arising in favor of any person or entity, growing out of, incident to, or resulting directly or indirectly from negligence (whether sole, joint, or otherwise), of UA or its officers, agents, representatives, or employees.

E.AGR.ARKANSAS.R&L                   - 15 -

                            ARTICLE XI - ASSIGNMENT
                            -----------------------

     11.01 The rights of CENTOCOR, under this Agreement, may not be assigned and the duties of CENTOCOR under this Agreement may not be delegated without the prior written consent of UA, except that CENTOCOR may assign this Agreement to an entity with which it merges or consolidates or which CENTOCOR controls, or to which substantially all of its assets relating to the Field of the Agreement are sold or otherwise transferred, or to a partnership of which CENTOCOR or any of its affiliates is the general partner.

                             ARTICLE XII - NOTICES
                             ---------------------

     12.01 Any notice, report or demand required to be given by either party under the terms of this Agreement shall be given in writing by letter properly addressed and containing sufficient postage to the party for whom it is intended. Those to be sent to UA shall be addressed to UA, at the address set forth in the beginning of this Agreement, to the attention of the Director for Research or to such other address as UA shall designate from time to time.
Those to be sent to CENTOCOR shall be addressed to Dr. Vincent R. Zurawski, Senior Vice President, Chief Scientific Officer, CENTOCOR, Inc., 244 Great Valley Parkway, Malvern, Pennsylvania, 19355 or to such other address as CENTOCOR shall designate from time to time. Each notice so mailed as hereinabove provided shall be deemed to have been given when mailed.

E.AGR.ARKANSAS.R&L                   - 16 -

                             ARTICLE XIII - TITLES
                             ---------------------

     13.01 It is agreed that marginal headings appearing at the beginning of the numbered articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

                        ARTICLE XIV - STATUS OF PARTIES
                        -------------------------------

     14.01 UA and CENTOCOR agree that each party to this Agreement is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

     14.02 No publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise relating to the Agreement, to any amendment hereto or to performance hereunder or the existence of the arrangement between the parties shall be originated by either CENTOCOR, UA or their employees without written approval of the other party to this Agreement except as required by the law. However, CENTOCOR may use descriptive scientific terminology in accordance with Article 6.03 in marketing a product.

E.AGR.ARKANSAS.R&L                   - 17 -

                           ARTICLE XV - GOVERNING LAW
                           --------------------------

     15.01 This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas and the United States of America.

                  ARTICLE XVI - INVALIDITY OR UNENFORCEABILITY
                  --------------------------------------------

     16.01 If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, said invalid provision or part thereof shall be severable here from and shall in no way affect the validity of the remainder of this Agreement.

                        ARTICLE XVII - ENTIRE AGREEMENT
                        -------------------------------

     17.01 This Agreement constitutes the entire Agreement between the parties, and no variation of modification of this Agreement or waiver of any of its terms or provisions shall be deemed valid unless in writing and signed by both parties.

E.AGR.ARKANSAS.R&L                   - 18 -

     IN WITNESS WHEREOF, and for making this Agreement come into force from the date first above written, both parties cause this Agreement to be duly signed by their respective authorized representatives.


ACKNOWLEDGED BY:

WITNESS                                       UNIVERSITY OF ARKANSAS

/s/ Harold S. Green                 /s/ Gary D'Chamberlin
-------------------                 ---------------------
                                    Dr. Gary D'Chamberlin
                                    Interim President

                                    1-3-90
                                    ---------------------
                                    Date

                                    /s/ Timothy J. O'Brien
                                    -----------------------------
                                    Professor Timothy J. O'Brien

                                    2/01/90
                                    -----------------------------
                                    Date



WITNESS                             CENTOCOR, INC.

                                    /s/ Vincent R. Zurawski, Ph.D.
                                    ------------------------------
                                    Vincent R. Zurawski, Ph.D.
                                    Senior Vice President
                                    Chief Scientific Officer


                                    01/16/90
                                    -------------------------------

                                   APPENDIX A
                          Budget - Agreement Year One
                      February 1, 1990 to January 31, 1991
                      -----------         -----------

     DIRECT COSTS
     ------------
     Post-Doctoral Research Associate             [**]
     (Salary + 18% Fringe)

     Research Technician                          [**]
     (Salary + Fringe)

     Supplies                                     [**]

          SUBTOTAL                                [**]

     INDIRECT COSTS AT 10%                        [**]
     ---------------------

          TOTAL                                   [**]

                                   APPENDIX B


            Government Restrictions to the Disposition of UA Rights

                                   EXHIBIT B

     The patent rights to the below-described invention have been assigned to Research Corporation pursuant to the Invention Administration Agreement between the University of Arkansas and Research Corporation:


     The invention relates to a sub-unit of CA125 antigen having a molecular weight of about 40,000 daltons and found only in tumor-associated CA 125 antigen. It also relates to a monoclonal antibody having a specificity for the 40,000 daltons sub-unit of tumor-associated CA125. In addition, the invention relates to a method of detection or monitoring of ovarian cancer which comprises assaying serum of an individual suspected of having ovarian cancer with an antibody having specificity for the 40,000 dalton sub-unit of tumor-associated CA125.